Exhibit 6.5

AMENDMENT NO. 1

TO SOLICITATION AGREEMENT

Private Debt, Equity, and Hybrid Securities

THIS AMENDMENT NO. 1 TO SOLICITATION AGREEMENT (this “Amendment”) is entered into as of April 1, 2019 by and between Otis Gallery LLC, having a principal address at 335 Madison Ave, 3rd Floor, New York, NY 10017 (the “Company”), and North Capital Private Securities Corporation (“NCPS”).

RECITALS

On February 13, 2019, the Company and NCPS entered into a solicitation agreement (the “Solicitation Agreement”) regarding the solicitation by NCPS of qualified investors for private debt, equity, or hybrid securities issued by the Company on the terms and subject to the conditions contained therein.

The parties desire to amend the Solicitation Agreement to clarify prompt investor returns, to clarify the licensor of the Platform Technology (as defined in the Solicitation Agreement), to clarify that the due diligence fees are an accountable expense and to clarify payments due to NCPS after termination.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) Section 2b of the Solicitation Agreement shall be amended and restated in its entirety to read as follows:

“Offering Period. NCPS will undertake due diligence of the Company and the Offering. Upon satisfactory completion of due diligence and subject to approval of the Offering by NCPS in its sole discretion, NCPS will accept the Offering and determine an Offering Period during which it will actively solicit investors to purchase the Offering. NCPS will make available to each Prospect the Offering Materials. If an Offering fails to attract sufficient interest, then access to the Platform Technology will be terminated and no securities will be sold by NCPS and no investments will be processed or facilitated by NCPS, and any previous investment Reservations will be cancelled and any investment commitments will be returned to the applicable investor promptly.”

(b) Section 3(i) of the Solicitation Agreement shall be amended and restated in its entirety to read as follows:

“NCPS intends to facilitate a license of Transact API (“Platform Technology”) by its parent company, North Capital Investment Technology Inc., to the Company’s manager, Otis Wealth, Inc., to provide technology tools to facilitate the Offering.”

(c) Section 5(i) shall be amended and restated in its entirety to read as follows:

“The Company agrees to pay NCPS $10,000 for accountable due diligence fees.”

(d) Section 13 shall be amended and restated in its entirety to read as follows:

“This Agreement may be terminated by either party at any time upon the provision of sixty days prior written notice thereof to the other. Any such termination, however, will not affect the Company’s ongoing obligations to make payments to NCPS for the reimbursement of out-of-pocket accountable, bona fide expenses actually incurred by the member or person associated with a member. Both parties acknowledge that the duties and obligations provided for herein are personal in nature and agree that neither this Agreement nor any of such duties or obligations may be assigned by either party without the express written consent of the other, except that NCPS may assign its rights and obligations under this contract to an affiliated broker-dealer with Company’s prior written consent. This provision specifically does not prevent or enjoin NCPS from entering into any licensing, syndication, or selling agreement as described in Section 3 with the Company’s prior written consent.”

2. Effect of Amendment. Except as amended as set forth above, the Solicitation Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Solicitation Agreement, this Amendment shall prevail and govern.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. The parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of Delaware and the federal laws of the United States of America. Subject to the Arbitration below, NCPS and the Company hereby consent and submits to the jurisdiction and forum of the state and federal courts in Delaware in all questions and controversies arising out of this Amendment.

5. Arbitration. In the unlikely event that a dispute arises, the parties will work together in good faith to resolve the matter internally by elevating the matter to higher levels of management. If the dispute remains unresolved, the parties will submit to binding arbitration by FINRA (if called for under applicable FINRA rules), or otherwise in the City and State of New York pursuant to the rules for commercial arbitrations of the American Arbitration Association. Any arbitration award will include an award of reasonable legal fees and costs to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Otis Gallery LLC
By:	Otis Wealth, Inc., its Manager

By:	/s/ James Gilligan
Name:	James Gilligan
Title:	VP of Operations

North Capital Private Securities Corporation

By:	/s/ James P. Dowd
Name:	James P. Dowd
Title:	Chief Executive Officer